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                                                                    Exhibit 99.1

PRESS RELEASE

BANKERS TRUST                                          DEUTSCHE BANK [LOGO]


                          Frankfurt am Main, New York and Sydney, March 18, 1999


Deutsche Bank and Bankers Trust to sell BT Asset Management activities in Australia and New Zealand


Deutsche Bank AG and Bankers Trust Corporation today announced that a decision has been made to sell BT Fund Management (BTFM), the asset management arm of Bankers Trust in Australia.

Earlier this year it was announced that Deutsche Bank would not integrate BTFM Australia into its global asset management business but planned to maintain it as a separate entity preserving its strong brand name and distinct investment style and process. By contrast Deutsche Bank is well advanced in its plans to integrate Bankers Trust's significant asset management businesses in the US and Japan with its own asset management businesses in those countries which will establish sizeable platforms for future growth.

As a result of an ongoing strategy review within Deutsche Bank and Bankers Trust regarding the global strategic positioning of the combined entity and in consideration of the overlaps with Deutsche Bank's existing business in Australia and the combined market position of the two businesses, a decision has been made to sell BTFM, the market leader in the retail mutual funds business and number two in institutional fund management.

The planned sale marks a further step in the integration process of Deutsche Bank and Bankers Trust. The sale will not be closed before completion of the Deutsche Bank / Bankers Trust merger.

BTFM is the second largest institutional funds manager and the largest retail mutual



Issued by the Press Department of Deutsche Bank AG
60262 Frankfurt/Main, Germany
Taunusanlage 12, 60325 Frankfurt/Main, Germany

                                       Internet: http://www.deutsche-bank.de
                                       http://www.deutsche-bank.de/presse
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Press Release                       Page 2                               [LOGO]

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fund (unit trust) manager in Australia with a market share of approximately 8.5%
and strong investment management capabilities. BTFM had assets under management of approx. USD 26 billion at the end of 1998, spread roughly equally between wholesale clients and retail clients. BTFM offers a full range of "actively managed" products, including Australian and international equities, emerging market equities, Australian and global fixed income, currency management, as well as asset allocation and property. The business also includes BT Portfolio Services, BT Margin Lending and the New Zealand funds management operations.

Last month it was announced that Bankers Trust's Australian investment bank is to be sold in its entirety. That sale process is continuing. The sales process for the divestment of both the businesses will be conducted as expeditiously as possible.

After the sale of BTFM Australia the combined Deutsche Bank / Bankers Trust will have assets under management of approx. USD 670 billion with a strong presence in the US, Europe and Asia/Pacific, placing the Group number four worldwide in terms of funds under management.